        As filed with the Securities and Exchange Commission on February 6, 2003
                                                     Registration No. 333-100119

================================================================================

                               UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 Amendment No. 2
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                    NN, Inc.
                          (Exact name of registrant as
                            specified in its charter)

    Delaware                                                   62-1096725
(State or other jurisdiction                                (I.R.S. Employer
   of incorporation or                                    Identification Number)
       organization)

                             2000 Waters Edge Drive
                          Johnson City, Tennessee 37604
                                 (423) 743-9151
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                Roderick R. Baty
                      President and Chief Executive Officer
                             2000 Waters Edge Drive
                          Johnson City, Tennessee 37604
                                 (423) 743-9151
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With Copies to:
                                  James M. Ash
                       Blackwell Sanders Peper Martin LLP
                          2300 Main Street, Suite 1000
                           Kansas City, Missouri 64108
                                 (816) 983-8000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant
to dividend or interest reinvestment plans, please check the following box. | |

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest
investment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective
registration statement for the same offering. | |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. | |

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. | |

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------ ----------------- ------------------- ---------------------- -----------------
                                                                    Proposed maximum     Proposed maximum
    Title of each class of securities to be        Amount to be      offering price     Aggregate offering       Amount of
                  registered                        registered         per share               price          registration fee
------------------------------------------------ ----------------- ------------------- ---------------------- -----------------
Primary Offering:                                      (1)                (1)            $ 36,000,000 (2)       $ 3,312 (2)
    Common Stock, par value $.01 per share
------------------------------------------------ ----------------- ------------------- ---------------------- -----------------
Secondary Offering:                              3,733,664 shares      $ 9.39 (3)        $ 35,059,104 (3)         $ 3,225
    Common Stock, par value $.01 per share
------------------------------------------------ ----------------- ------------------- ---------------------- -----------------
TOTAL                                                  N/A                N/A              $ 73,876,903          $ 6,537(4)
------------------------------------------------ ----------------- ------------------- ---------------------- -----------------

(1) Not required in accordance with Rule 457(o).
(2) Determined in accordance with Rule 457(o).
(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 based on the average of the high and low sales prices on September 24, 2002 as reported by the Nasdaq National Market.
(4) The registrant previously paid $6,797. The amount of the registration fee has been reduced due to the number of shares in the Secondary Offering being reduced to 3,733,664.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2003

Prospectus

                                     [LOGO]
                                    NN, INC.
                                  COMMON STOCK
                              --------------------

                          $36,000,000 of Company Shares

                    3,733,664 of Selling Stockholders Shares

         By this prospectus from time to time, we may offer and sell shares of our common stock, par value $.01 per share, having an aggregate offering price of up to $36,000,000.

         Up to 3,733,664 shares of common stock may be sold from time to time in one or more offerings by the selling stockholders identified on page 11. We will not receive any proceeds from sales of shares of our common stock by the selling stockholders.

         We will provide you with a prospectus supplement before we or any of the selling stockholders sell any common stock under this prospectus. Any prospectus supplement will inform you about the specific terms of an offering by us or any selling stockholder, will list the names of any underwriters or agents, and may also add, update or change information contained in this prospectus. You should read this prospectus, the documents that are incorporated by reference in this prospectus and any prospectus supplement carefully before investing. This prospectus may not be used to sell any common stock unless it is accompanied by a prospectus supplement.

         We may offer these securities directly to investors, or through agents, underwriters or dealers. See "Plan of Distribution" on page 12. Each prospectus supplement will provide the terms of the plan of distribution relating to each offering of common stock.

         Our common stock is quoted on the Nasdaq National Market under the symbol "NNBR."

         Investing in our common stock involves risks. See "Risk Factors"
beginning on page 4 to read about the risks you should consider before buying our common stock.

                          ----------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ----------------------------

                The date of this Prospectus is ____________, 2003

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may, from time to time, offer and sell shares of our common stock described in this prospectus in one or more offerings up to a total dollar amount of $36,000,000. In addition, up to
3,733,664 shares of our common stock may be sold from time to time in one or more offerings by several of our stockholders. We will not receive any proceeds from any sale of the shares by the selling stockholders.

         This prospectus provides you with a general description of the securities we may offer. Each time we or the selling stockholders sell common stock, we will provide a prospectus supplement that will contain specific information about the method and terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

         When acquiring any securities discussed in this prospectus, you should rely upon the information contained in this prospectus and the prospectus supplement, including the information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on
it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         We and the selling stockholders may sell the common stock to or through underwriters, dealers or agents or directly to purchasers. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents involved in the sale of the common stock, and any applicable fee, commission or discount arrangements with them. For a more detailed description of the various means by which we may distribute the common stock, you should read the information under the heading "Plan of Distribution."

         As used in this prospectus and any prospectus supplement, the terms
"we," "us," "our," "NN" or the "Company," refer collectively to NN, Inc. and its subsidiaries.

                               RECENT DEVELOPMENTS

         On December 20, 2002, we acquired the 23 percent interest in NN
Euroball, ApS ("Euroball") held by INA/FAG. Euroball was formed in 2000 by the
Company, FAG Kugelfischer Georg Schaefler AG, which was subsequently acquired by
INA - Schaeffler KG (collectively, "INA/FAG") and AB SKF ("SKF"). INA/FAG is a global bearing manufacturer and one of our largest customers. We paid approximately 13.4 million Euros for INA/FAG's interest in Euroball. Following the closing of the transaction, we own 77 percent of the outstanding shares of
Euroball and SKF owns the remaining 23 percent. SKF consented to our purchase of
INA/FAG's interest pursuant to the terms of the Euroball Shareholder Agreement.

                                        1

SKF has the right, beginning January 1, 2003 to require us to purchase its interest in Euroball, based on a formula price detailed in the Euroball
Shareholder Agreement.

         On December 9, 2002, we announced that we had signed a letter of intent to acquire certain component manufacturing operations of SKF in Veenendaal, The
Netherlands. SKF, a Swedish corporation, is a global bearing manufacturer and one of our major customers. The transaction, which is expected to close in the first quarter of 2003, is subject to a number of conditions, including the execution of a definitive asset acquisition agreement, completion of due diligence, approval of NN and SKF's boards of directors and any necessary approval of relevant government agencies. The on-going negotations between the parties have included the possibility of offering shares of our common stock under this prospectus as all or part of the purchase price for the assets.

                                  RISK FACTORS

         You should carefully consider the following risks and uncertainties and any risks and uncertainties contained in the accompanying prospectus supplement, and all other information contained in or incorporated by reference in this prospectus and the prospectus supplement, before making an investment in our common stock. Any of the following risks could have a material adverse effect on our business, financial condition or operating results. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

          The demand for our products is cyclical, which could adversely impact our revenues.

         The end markets for fully assembled bearings are cyclical and tend to decline in response to overall declines in industrial production. As a result, the market for bearing components is also cyclical and impacted by overall levels of industrial production. Our sales in the past have been negatively affected, and in the future will be negatively affected, by adverse conditions in the industrial production sector of the economy or by adverse global or national economic conditions generally.

          We depend on a very limited number of foreign sources for our primary raw material and are subject to risks of shortages and price fluctuation.

          The steel that we use to manufacture precision balls and rollers is of an extremely high quality and is available from a limited number of producers on a global basis. Due to quality constraints in the U.S. steel industry, we obtain substantially all of the steel used in our U.S. ball and roller production from overseas suppliers. In addition, we obtain substantially all of the steel used in our European ball production from a single European source. If we had to obtain steel from sources other than our current suppliers, particularly in the case of our European operations, we could face higher prices and transportation costs, increased duties or taxes, and shortages of steel. Problems in obtaining steel, and particularly 52100 chrome steel, in the quantities that we require and on commercially reasonable terms, could increase our costs, negatively impact our ability to operate our business efficiently and have a material adverse effect on the operating and financial results of our Company.

          We operate in and sell products to customers outside the U.S. and are subject to several related risks.

          Because we obtain a majority of our raw materials from overseas suppliers, actively participate in overseas manufacturing operations and sell to a large number of international customers, we face risks associated with the following:

          o    adverse foreign currency fluctuations;

          o    changes in trade, monetary and fiscal policies, laws and
               regulations, and other activities of governments, agencies and similar organizations;

          o    the imposition of trade restrictions or prohibitions;

          o    high tax rates that discourage the repatriation of funds to the
               U.S.;

          o    the imposition of import or other duties or taxes; and

          o    unstable governments or legal systems in countries in which our suppliers, manufacturing operations, and customers are located.

We do not have a hedging program in place to help limit the risk associated with consolidating the operating results of our foreign businesses into U.S. dollars.
An increase in the value of the U.S. dollar and/or the Euro relative to other currencies may adversely affect our ability to compete with our foreign-based competitors for international, as well as domestic, sales. Also, a decline in the value of the Euro relative to the U.S. dollar will negatively impact our consolidated financial results, which are denominated in U.S. dollars.

          In addition, due to the typical slower summer manufacturing season in
Europe, we expect that revenues in the third fiscal quarter will reflect lower sales, as our sales to foreign customers have increased as a percentage of net sales.

          We depend heavily on a relatively limited number of customers, and the loss of any major customer would have a material adverse effect on our business.

          Sales to various U.S. and foreign divisions of SKF, which is one of the largest bearing manufacturers in the world, accounted for approximately 35%
of consolidated net sales in 2001, and sales to INA/FAG accounted for approximately 19% of consolidated net sales in 2001. During 2001, our ten largest customers accounted for approximately 73% of our consolidated net sales.
None of our other customers individually accounted for more than 5% of our consolidated net sales for 2001. The loss of all or a substantial portion of sales to these customers would cause us to lose a substantial portion of our revenue and would lower our profit margin and cash flows from operations.

          The costs and difficulties of integrating acquired business could impede our future growth.

          We cannot assure you that any future acquisition will enhance our financial performance. Our ability to effectively integrate any future acquisitions will depend on, among other things, the adequacy of our implementation plans, the ability of our management to oversee and operate effectively the combined operations and our ability to achieve desired operating efficiencies and sales goals. The integration of any acquired businesses might cause us to incur unforeseen costs, which would lower our profit margin and future earnings and would prevent us from realizing the expected benefits of these acquisitions.

          We may not be able to continue to make the acquisitions necessary for us to realize our growth strategy.

          Acquiring businesses that complement or expand our operations has been and continues to be an important element of our business strategy. This strategy calls for growth through acquisitions constituting approximately two-thirds of our future growth, with the remainder resulting from internal growth and market penetration. We bought our plastic bearing

component business in 1999, formed Euroball with our two largest bearing customers, SKF and INA/FAG, in 2000 and acquired our bearing seal operations in
2001. We cannot assure you that we will be successful in identifying attractive acquisition candidates or completing acquisitions on favorable terms in the future. In addition, we may borrow funds to acquire other businesses, increasing our interest expense and debt levels. Our inability to acquire businesses, or to operate them profitably once acquired, could have a material adverse effect on our business, financial position, results of operations and cash flows.

          Additionally, SKF, the minority shareholder in Euroball, has the right to require us to purchase its interest beginning in January 2003. The Company may need to borrow funds to pay for all or a portion of the purchase of SKF's interest or may be required to make a purchase at a time that is less favorable to the Company.

          Our growth strategy depends on outsourcing, and if the industry trend toward outsourcing does not continue, our business could be adversely affected.

          Our growth strategy depends in significant part on major bearing manufacturers continuing to outsource components, and expanding the number of components being outsourced. This requires manufacturers to depart significantly from their traditional methods of operations. If major bearing manufacturers do not continue to expand outsourcing efforts or determine to reduce their use of outsourcing, our ability to grow our business could be materially adversely affected.

          Our market is highly competitive and many of our competitors have significant advantages that could adversely affect our business.

          The global market for bearing components is highly competitive, with a majority of production represented by the captive production operations of certain large bearing manufacturers and the balance represented by independent manufacturers. Captive manufacturers make components for internal use and for sale to third parties. All of the captive manufacturers, and many independent manufacturers, are significantly larger and have greater resources than do we.
Our competitors are continuously exploring and implementing improvements in technology and manufacturing processes in order to improve product quality, and our ability to remain competitive will depend, among other things, on whether we are able to keep pace with such quality improvements in a cost effective manner.

          The production capacity we have added over the last several years has at times resulted in our having more capacity than we need, causing our operating costs to be higher than expected.

          We have significantly expanded our ball and roller production facilities and capacity over the last several years. During 1997, we built an additional manufacturing plant in Kilkenny, Ireland, and we continued this expansion in 2000 through the formation of Euroball with SKF and INA/FAG. Our ball and roller facilities currently are not operating at full capacity and our results of operations for 2001 and the first and second quarters of 2002 were adversely affected by the under-utilization of our production facilities, and we face risks of further under-utilization or inefficient utilization of our production facilities in future years.

          The price of our common stock may be volatile.

          The market price of our common stock could be subject to significant fluctuations after this offering, and may decline below the public offering price. Among the factors that could affect our stock price are:

          o    our operating and financial performance and prospects;

          o    quarterly variations in the rate of growth of our financial indicators, such as earnings per share, net income and revenues;

          o    changes in revenue or earnings estimates or publication of research reports by analysts;

          o    loss of any member of our senior management team;

          o    speculation in the press or investment community;

          o    strategic actions by us or our competitors, such as acquisitions or restructurings;

          o    sales of our common stock by stockholders;

          o    general market conditions; and

          o    domestic and international economic, legal and regulatory factors unrelated to our performance.

          The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies.
These broad market fluctuations may adversely affect the trading price of our common stock.

          Provisions in our charter documents and Delaware law may inhibit a takeover, which could adversely affect the value of our common stock.

          Our certificate of incorporation and bylaws, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in our management that a stockholder might consider favorable and may prevent you from receiving a takeover premium for your shares. These provisions include, for example, a classified board of directors and the authorization of our board of directors to issue up to 5,000,000 preferred shares without a stockholder vote. In addition, our restated certificate of incorporation provides that stockholders may not call a special meeting.

          We are a Delaware corporation subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Generally, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which such person became an interested stockholder, unless the business combination is approved in a prescribed manner.
A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. We anticipate that the provisions of Section 203 may encourage

parties interested in acquiring us to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

          These provisions apply even if the offer may be considered beneficial by some of our stockholders. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.

                                    NN, INC.

          NN manufactures and supplies high precision bearing components, consisting of balls, rollers, seals and retainers, for leading bearing manufacturers on a global basis. We are the leading independent manufacturer of precision steel bearing balls for the North American and European markets. In
1998, we began implementing a strategic plan designed to position us as a worldwide supplier of a broad line of bearing components. Through a series of acquisitions executed as part of that plan, we have built on our strong core ball business and greatly expanded our bearing component product offering.
Today, we offer the industry's most complete line of bearing components. We emphasize engineered products that take advantage of our competencies in product design and high tolerance manufacturing processes. Our bearing customers use our components in fully assembled ball and roller bearings, which serve a wide variety of industrial applications in the transportation, electrical, agricultural, construction, machinery, mining and aerospace markets.

          Our bearing component products presently account for approximately 90%
of our consolidated revenue and sales of high precision plastic products account for the balance. We estimate that the size of the global market for balls, rollers, seals and plastic retainers is $3.5 billion. Captive component production of bearing manufacturers accounts for approximately 65% of this market, while independent manufacturers currently serve approximately 35% of the market. We believe that we are a leader in the independent manufacturers segment of the market with a 14% market share. We also believe that the percentage of the market served by independent manufacturers is growing due to the ongoing component outsourcing trend among our major customers. Outsourcing components enables our global bearing customers to focus on their core competencies in the design and engineering of finished bearing technologies. In addition, it provides them with significant financial advantages, including lower long-term component costs and improved returns on invested capital.

          We intend to continue to capitalize on this growing trend of outsourcing within our global bearing customer base. Recent successes include joining with our two largest bearing customers, SKF and INA/FAG, to create our majority-owned subsidiary, Euroball. In forming Euroball, we contributed our
Ireland ball manufacturing facility, while SKF and INA/FAG contributed their captive ball manufacturing facilities in Italy and Germany. On December 20,
2002, we purchased all of INA/FAG's interest in Euroball, increasing our holdings in Euroball to 77 percent. This transaction is described in the Section entitled "Recent Developments" beginning on page 1. Both SKF and INA/FAG independently entered into long-term supply agreements designating Euroball as their primary supplier of ball products in Europe. Through Euroball, we are
Europe's leading provider of precision balls.

          We operate eight North American and European manufacturing facilities.
Our two U. S. ball and roller production facilities are located in Tennessee and our Euroball subsidiary operates three manufacturing facilities located in
Ireland, Germany and Italy. Our seal, retainer and other plastic products are manufactured in three facilities located in Connecticut, Texas and Mexico.

          Our principal executive offices are located at 2000 Waters Edge Drive,
Johnson City, Tennessee 37604 and our telephone number is (423) 743-9151. Our
Internet website address is www.nnbr.com. Information contained on our website is not part of this prospectus.

           Cautionary Statement Concerning Forward-Looking Statements

          This prospectus includes and incorporates by reference
"forward-looking statements" as that term is defined in the Private Securities
Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about the industry and markets in which we operate. Words such as "expects," "anticipates," "intends," "plans,"
"believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control, including those described in "Risk Factors" on pages 4 through 7 of this prospectus. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, expect as required by applicable law.

                                 USE OF PROCEEDS

          Unless otherwise indicated in a prospectus supplement, we intend to use the net cash proceeds from this offering to repay a portion of the borrowings outstanding under the term loan portion of our existing credit facilities as required under those arrangements. The term loan under our credit facility expires on July 1, 2006 and bears interest at a floating rate equal to
LIBOR (1.38% at December 31, 2002) plus an applicable margin of 0.75% to 2.00%
based upon calculated financial ratios. Additionally, we may receive certain non-cash manufacturing assets in connection with the potential asset acquisition from SKF in Veenendaal, The Netherlands (as described in "Recent Developments beginning on page 1) as proceeds from this offering, which we intend to use in our business operations.

          To the extent that the net cash proceeds of any offering pursuant to this prospectus are not used to repay indebtedness under our credit facilities, we anticipate that the proceeds will be used for general operational purposes, which may include, but are not limited to, working capital, capital expenditures and future acquisitions. In addition, the minority shareholder in Euroball, SKF, has the right to require us to purchase its interest beginning January 2003 based on a formula price. The purchase price would be determined at the time SKF exercises such right based on multiples of the annualized average monthly income and average monthly EBITDA of Euroball, reduced by its short and long term borrowings. Under this formula, which is set forth in detail in the Euroball
Shareholder Agreement, the purchase price increases as Euroball's annualized average monthly income and average monthly EBITDA increase and decreases as its short and long term borrowings increase. If SKF were to exercise that right, we may use a portion of the shares in this offering to raise funds to purchase the interest or we may issue shares of common stock directly as all or a portion of the payment.

          We will not receive any of the proceeds from sales of common stock by the selling stockholders.

                                       10

                              SELLING STOCKHOLDERS

          The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2002, and as by the stockholders who are selling shares of common stock in this offering, and as adjusted to reflect the sale of shares offered in this prospectus. Unless otherwise noted, to our knowledge each selling stockholder has sole voting and investment power over the shares shown.

                                  Shares                                    Shares
                            Beneficially Owned                         Beneficially Owned
                            Prior to Offering           Shares           After Offering
                            ------------------           Being         ------------------
                       Number         Percent (%)(1)    Offered      Number     Percent (%)(1)
                       ------         --------------    -------      ------     -----------
Richard D. Ennen (2)  2,844,668(3)            18.5       2,844,668        -0-            -0-
Michael D. Huff (4)     662,227(5)             2.8         662,227        -0-            -0-
Janet M. Huff           225,000                1.5         225,000        -0-            -0-
Monica C. Ennen         129,900(6)               *         129,900        -0-            -0-
Deborah E. Bagierek      96,869(7)               *          96,869        -0-            -0-

--------------------------

* Amounts are less than one percent.

(1) Based on 15,369,807 shares of NN's common stock outstanding on December 31,
2002. The percentage of shares owned after the offering assumes that NN sells
3,830,000 shares pursuant to this prospectus.

(2) Mr. Ennen currently sits on the Company's Board of Directors and has since the Company's formation in 1980. He was Chairman of the Board from the formation of the Company until September of 2001.

(3) Includes 1,800,000 shares held by the Richard D. Ennen Charitable Remainder
Unitrust of which Mr. Ennen is the trustee and 200,000 shares held by the Ennen
Charitable Trust of which Mr. Ennen is the trustee. Mr. Ennen disclaims beneficial ownership to the shares held by his former spouse, Monica Ennen, and his daughter, Deborah E. Bagierek.

(4) Mr. Huff currently sits on the Company's Board of Directors and has since the Company's formation in 1980.

(5) Includes (i) 23,000 shares subject to presently exercisable options, and
(ii) 225,000 shares held directly by Mr. Huff's spouse, for which Mr. Huff disclaims beneficial ownership.

(6) All of Ms. Ennen's shares are held by the Monica Conway Ennen Trust, of which Ms. Ennen is a trustee.

(7) All of Ms. Bagierek's shares are held by the Deborah Ennen Bagierek Trust, of which Ms. Bagierek is a trustee.

                                       11

                              PLAN OF DISTRIBUTION

Company Offering

          We may offer and sell the shares being offered by this prospectus and any accompanying prospectus supplement:

          o    Through agents;

          o    Through one or more underwriters or dealers;

          o    Through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

          o    Directly to one or more purchasers in exchange for cash or other assets; or

          o    Through a combination of any of these methods of sale.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

          Selling Stockholders Offering

          The selling stockholders, separately or together, may offer and sell their portion of the shares being offered by this prospectus and any accompanying prospectus supplement only on the following terms and conditions:

         1.       No shares may be offered or sold by any selling stockholder prior to March 31, 2003 unless the Company agrees otherwise.

         2.       Any shares offered or sold by any selling stockholder prior to
                  December 31, 2003 must be offered or sold through McDonald
                  Investments Inc. and Legg Mason Wood Walker Incorporated
                  together or with one or more underwriters or dealers.

         3.       Any sale by any selling stockholder must include a minimum of
                  500,000 shares in aggregate unless the Company agrees
                  otherwise.

         4.       The Company must receive at least five business days prior written notice of any proposed sale by any selling
                  stockholder.

         5.       The Company may delay any sale by any selling stockholder for up to 90 days by written notice to the selling stockholder.

         6.       In the event the Company and any selling stockholder
                  participates together in an offering under this prospectus, the Company will have the right to choose to sell shares from its portion of this offering in priority to sales by the
                  selling stockholders.

                                       12

          The selling stockholders and any underwriters, dealers or agents that the selling stockholders use to sell their shares may be deemed to be
"underwriters" within the meaning of the Securities Act of 1933, as amended, and any discount, commission or concession received by them and any profit on the resale of shares as principal may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

          The selling stockholders may also transfer the common stock held by them by gift or other non-sale related transfer, in which case the donees, transferees or other successors-in-interest will be deemed to be selling stockholders. The number of shares offered by a particular selling stockholder under this prospectus will decrease as and when it takes any of the above actions, although the aggregate number of shares offered by the selling stockholders will remain unchanged. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, any offered shares by the selling stockholders covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 under the Securities Act rather than pursuant to this prospectus.

General Matters

          We have agreed to pay the majority of the costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including:

          o    All registration and filing fees related to the company's portion of the offering;

          o    Printing fees and expenses related to the company's portion of the offering or to an offering including both Company shares and shares owned by the selling stockholders; and

          o    Fees and disbursements of counsel, accountants and underwriters for us.

The selling stockholders will pay:

          o    All registration and filing fees related to their portion of an offering;

          o    Printing fees and expenses related to any offering exclusively of their shares;

          o    Any underwriting discounts and commissions with respect to the shares of common stock they sell hereunder;

          o    Fees and disbursements of any counsel retained by the selling stockholders; and

          o    Transfer taxes, if any.

          The distribution of the common stock may be effected from time to time in one or more transactions:

          o    At a fixed price or prices, which may be changed;

                                       13

          o    At market prices prevailing at the time of sale;

          o    At prices related to the market prices prevailing at the time of sale; or

          o    At negotiated prices.

         Offers to purchase the common stock may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the common stock will be named, and any commissions payable by us to the agent will be described, in the applicable prospectus supplement. Any agent may be deemed to be an underwriter, as such term is defined in the Securities Act of
1933, of the common stock so offered and sold.

          If we and/or any selling stockholders offer and sell common stock through an underwriter or underwriters, we and/or the selling stockholders will execute an underwriting agreement with the underwriter or underwriters at the time the common stock is sold to them. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in the applicable prospectus supplement, which will be used by the underwriters to make resales of the common stock. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the common stock. If underwriters are used in the sale of any common stock in connection with this prospectus, the common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and us at the time of sale.
Common stock may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of common stock, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that with respect to a sale of the common stock the underwriters will be obligated to purchase all such common stock if any are purchased.

          If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the common stock. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the common stock in connection with the offering, i.e., if it sells more common stock than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the common stock in the open market. In general, purchases of common stock to reduce a short position could cause the price of the common stock to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase common stock on the open market to reduce their short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such common stock as part of the offering.

                                       14

          Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued
without notice.

          If we and/or the selling stockholders offer and sell common stock through a dealer, we, the selling stockholders or an underwriter will sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act of 1933, of the common stock so offered and sold.
The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

          We and/or the selling stockholders may solicit offers to purchase the common stock directly and we and/or the selling stockholders may sell the common stock directly to institutional or other investors, who may be deemed an underwriter within the meaning of the Securities Act of 1933 with respect to any resales of the common stock. The terms of these sales will be described in the applicable prospectus supplement.

          We and/or the selling stockholders may enter into agreements with agents, underwriters and dealers under which we and/or the selling stockholders may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us and/or the selling stockholders in the ordinary course of business.

          We and/or the selling stockholders may authorize our respective agents, dealers or underwriters to solicit offers to purchase common stock at the public offering price under delayed delivery contracts. The terms of these delayed delivery contracts, including when payment for and delivery of the common stock sold will be made under the contracts and any conditions to each party's performance set forth in the contracts, will be described in the applicable prospectus supplement. The compensation received by underwriters or agents soliciting purchases of common stock under delayed delivery contracts will also be described in the applicable prospectus supplement.

                                       15

                                  LEGAL MATTERS

          The validity of the common stock offered hereby will be passed upon for us by Blackwell Sanders Peper Martin LLP, Two Pershing Square, 2300 Main
Street, Suite 1000, Kansas City, Missouri 64108.

                                     EXPERTS

          Our consolidated financial statements as of December 31, 2001 and
2000, and for each of the years in the two-year period ended December 31, 2001, have been incorporated by reference in this prospectus and the registration statement on Form S-3 in reliance upon the report of KPMG LLP, independent accountants incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the
December 31, 2001 financial statements refers to a change in the Company's method of accounting for derivative instruments and hedging activities.

          Our consolidated financial statements as of December 31, 1999 and for the year then ended have been incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31,
2001, and have been so incorporated in reliance on the report of
PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these materials at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.
You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, will also be available to you on the SEC's website. The address of this website is http://www.sec.gov.

          We have filed a registration statement on Form S-3 with the SEC to register shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and this offering, you may refer to the registration statement and its exhibits. You can review and copy the registration statement and its exhibits at the public reference rooms maintained by the SEC or on the
SEC's website described above.

          This prospectus may contain summaries of contracts or other documents.
Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus, and information that we file with the SEC at a later date will automatically update

                                       16

or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the SEC under Sections
13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

          o    Our Annual Report on Form 10-K for the year ended December 31,
               2001, as amended by Form 10-K/A;

          o    Our Quarterly Reports on Form 10-Q for the quarters ended March
               31, 2002, June 30, 2002 and September 30, 2002;

          o    Our Current Reports on Form 8-K filed with the SEC on June 7,
               2002, July 18, 2002, August 6, 2002, September 27, 2002, November
               1, 2002, November 5, 2002, December 9, 2002 and December 20,
               2002;

          o    The description of our common stock contained in the amended registration statement on Form 8-A/A filed with the SEC on
               November 22, 2002.

          You may request a copy of these filings, at no cost, by written or telephone request to:

                             NN, Inc.
                             Attn: Corporate Secretary
                             2000 Waters Edge Drive
                             Johnson City, Tennessee
                             (423) 743-9151

          This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

                                       17

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by us in connection with the sale of Common Stock being registered. All amounts other than the registration fee are estimates.

SEC registration fee                                               $ 6,537
Legal fees and expenses                                            340,000
Accounting fees and expenses                                       120,000
Nasdaq National Market listing fee                                  22,500
Printing and engraving expenses                                     60,000
Miscellaneous fees and expenses                                     20,963
                                                              -----------------
         Total                                                    $570,000
                                                              =================

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Company has entered into indemnification agreements with certain officers and directors of the Company. Under these agreements, the Company agrees to hold harmless and indemnify each indemnitee generally to the full extent permitted by Section 145 of the Delaware General Corporation Law (the
"DGCL") and against any and all liabilities, expenses, judgments, fines, penalties and costs in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee has, is or at the time becomes a director or officer of the
Company or any other entity at the request of the Company.

          Section 145 permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties to any threatened, pending or completed legal action (whether civil, criminal, threatened or investigative) for reason of their being officers or directors.
The indemnity may include expenses, attorneys' fees, judgments, fines and reasonably incurred costs of settlement, provided the officer and director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, in the case of criminal proceedings, he had no reasonable cause to believe that his conduct was illegal. The corporation may indemnify officers and directors in derivative actions (in which suit is brought by a shareholder on behalf of the corporation) under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is judged liable for negligence or misconduct in the performance of his duty to the corporation. If the officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses and attorneys' fees he actually and reasonably incurred.

                                      II-1

          The Company has obtained liability insurance coverage for its officers and directors with respect to actions arising out of the performance of such officer's or director's duty in his or her capacity as such.

ITEM 16. EXHIBITS

1.1* Form of Underwriting Agreement

3.1  Restated Certificate of Incorporation of the Company. (incorporated by reference to Exhibit 3.1 of Company's Registration Statement on Form S-3
     filed June 6, 2002)

3.2  Restated By-Laws of the Company. (incorporated by reference to Exhibit 3.2 of Company's Registration Statement on Form S-3 filed June 6, 2002)

4.1  The specimen certificate representing the Company's Common Stock, par value
     $0.01 per share. (incorporated by reference to Exhibit 4.1 of Company's
     Registration Statement on Form S-3 filed June 6, 2002)

4.2  Article IV, Article V (Sections 3 through 6), Article VI (Section 2) and
     Article VII (Sections 1 and 3) of the Restated Certificate of Incorporation
     of the Company (included in Exhibit 3.1).

4.3  Article II (Sections 7 and 12), Article III (Sections 2 and 15) and Article
     VI of the Restated By-Laws of the Company (included in Exhibit 3.2).

5.1** Opinion of Blackwell Sanders Peper Martin LLP, counsel to the Company.

23.1 Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit 5.1).

23.2 Consent of KPMG LLP, Independent Auditors.

23.3 Consent of PricewaterhouseCoopers LLP, Independent Auditors.

24   Powers of Attorney (included in the signature page to the Registration
     Statement).

*    To be filed by post-effective amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, if
     applicable, and incorporated herein by reference.

**   Previously filed.

                                      II-2

ITEM 17.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement
               (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
               Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the
               registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the
Commission by the registrant pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the
          Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the
Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any

                                      II-3

charter provision, by-law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      II-4

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Johnson City, State of Tennessee, on February 6,
2003.

                                    NN, Inc.

                                    By: /s/ Roderick R. Baty
                                        ----------------------------------------
                                          Roderick R. Baty
                                          Chairman, Chief Executive Officer
                                          and President

         Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

               Signature                                    Title                             Date
               ---------                                    -----                             ----

                                         Chairman, Chief Executive Officer,
                                         President and Director
/s/ Roderick R. Baty                     (Principal Executive Officer)                 February 6, 2003
------------------------------------
Roderick R. Baty

                                         Vice President-Business Development and
                                         Chief Financial Officer (Principal
/s/ David L. Dyckman                     Financial Officer)                            February 6, 2003
------------------------------------
David L. Dyckman

                                         Treasurer, Secretary and Chief Accounting
                                         Officer (Principal Accounting Officer)
/s/ William C. Kelly, Jr.                                                              February 6, 2003
------------------------------------
William C. Kelly, Jr.

Roderick R. Baty*                                                                      February 6, 2003
Richard D. Ennen*                                                                      February 6, 2003
Michael D. Huff*                         All of the                                    February 6, 2003
G. Ronald Morris*                        Board of Directors                            February 6, 2003
Michael E. Werner*                                                                     February 6, 2003
Steven T. Warshaw*                                                                     February 6, 2003
James L. Earsley*                                                                      February 6, 2003

*By: /s/ Roderick R. Baty
     -----------------------------------
     Roderick R. Baty
As Attorney-in-fact for the above-named
directors pursuant to the powers of
attorney duly executed by such persons

                                Index of Exhibits

Exhibit
Number        Document
------        --------

1.1* Form of Underwriting Agreement

3.1  Restated Certificate of Incorporation of the Company. (incorporated by reference to Exhibit 3.1 of Company's Registration Statement on Form S-3
     filed June 6, 2002)

3.2  Restated By-Laws of the Company. (incorporated by reference to Exhibit 3.2 of Company's Registration Statement on Form S-3 filed June 6, 2002)

4.1  The specimen certificate representing the Company's Common Stock, par value
     $0.01 per share. (incorporated by reference to Exhibit 4.1 of Company's
     Registration Statement on Form S-3 filed June 6, 2002)

4.2  Article IV, Article V (Sections 3 through 6), Article VI (Section 2) and
     Article VII (Sections 1 and 3) of the Restated Certificate of Incorporation
     of the Company (included in Exhibit 3.1).

4.3  Article II (Sections 7 and 12), Article III (Sections 2 and 15) and Article
     VI of the Restated By-Laws of the Company (included in Exhibit 3.2).

5.1** Opinion of Blackwell Sanders Peper Martin LLP, counsel to the Company.

23.1 Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit 5.1).

23.2 Consent of KPMG LLP, Independent Auditors.

23.3 Consent of PricewaterhouseCoopers LLP, Independent Auditors.

24   Powers of Attorney (included in the signature page to the Registration
     Statement).

*    To be filed by post-effective amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, if
     applicable, and incorporated herein by reference.

**   Previously filed.